Exhibit 4.28

Exclusive Technical Service Agreement

This agreement is made and entered into by and between the following parties on February 17, 2020 in Beijing.

Party A:                Weibo Internet Technology (China) Co., Ltd.

Address:               2nd Floor, Sina Headquarter, Plot N-1, N-2, Phase II (western expansion) of Zhongguancun Software Park, Dongbeiwang W. Road, Haidian District, Beijing

Party B:                Beijing Weimeng Chuangke Investment Management Co., Ltd.

Address:               Room 521, 5th Floor, Sina Headquarter, Plot N-1, N-2, Phase II (western expansion) of Zhongguancun Software Park, Dongbeiwang W. Road, Haidian District, Beijing

Whereas:

(1) Party A is a limited liability company incorporated in Beijing China and valid existing, principally engaged in technical services related to computer Internet and wireless value-added telecommunications services;

(2) Party B is a limited liability company registered in Beijing China, which operates certain investments in China;

(3) For the purpose of business operation, Party B decides to employ Party A as its exclusive technical service supplier to provide Party B relevant services such as technology transfer, technology licensing, technical services and equipment supply, and Party A agrees to provide Party B with the corresponding technical services according to the provisions of this Agreement.

NOW, THEREFORE, the parties, through friendly consultation, hereby agree as follows in respect of the specific issues concerning the exclusive technical service provided by Party A to Party B:

1.    Definition and Interpretation

1.1 “Technical Service” means all technical services that Party A provided to Party B in accordance with the provisions of this Agreement, including but not limited to, technology transfer, technology licensing, technical service, equipment supply, etc.

2.    Exclusive Cooperation

2.1 Party A is the exclusive technology service provider for Party B, except the circumstances as set out in Article 2.2 or Article 2.3 of this Agreement, any technical service (including but not limited to technology transfer, technology licensing, technology services and equipment supply, etc.) as required during the course of business operated by Party B must be rendered by Party A on an exclusive basis. Without prior written consent of Party A, Party B shall not seek any technical service under this Agreement rendered by any third party by any means other than Party A.

2.2 Party B agrees, in the event that Party A does not have the capability to render specific technical service to Party B objectively, Party B agrees such technical service shall be rendered by an appropriate third party exclusively appointed by Party A in accordance with the terms and conditions of this Agreement. Party B further agrees that in any case Party A shall have the right to appoint any third party adequately qualified in absence of any reason to replace Party A and render technical service which should have been rendered by Party A in accordance with the Agreement, and Party B agrees to accept appropriate technical service rendered by appropriate third party appointed by Party A.

2.3 If any of the following circumstances occurs, Party B has the right to seek for any third party to provide technical service to Party B:

2.3.1 Party A has voluntarily waived its rights as the exclusive technical service provider, and agreed in writing that such technical service shall be rendered by a third party to Party B;

2.3.2 Party A is unable to provide a certain technical service to Party B objectively and fails to appoint an appropriate third party to provide such technical service to Party B; or

2.3.3 Party A decides not to provide a certain technical service to Party B and fails to appoint an appropriate third party to provide such technical service to Party B.

3.    Technology Transfer

3.1 Except for the circumstances as set out in Article 2.2 or Article 2.3 of this Agreement, all technical services as required during the course of business operated by Party B shall be exclusively provided by Party A, and Party A shall make the best endeavors to develop for and transfer to Party B the technology owned by Party A as required during the course of business operated by Party B.

3.2 The parties shall discuss to sign a specific technology transfer contract in which express stipulations shall be made in respect of the technology to transfer, technology transfer fees and the payment.

4.    Technology Licensing

4.1 Except the circumstances as set out in Article 2.2 or Article 2.3 of this Agreement, all technical licenses as required to be obtained during the course of business operated by Party B shall be rendered by Party A on an exclusive basis, and Party A shall make best endeavors to grant license to Party B of the relevant technology owned by Party A or to sublicense to Party B to the extent that the approval has been obtained from the person which is entitled to such rights.

4.2 The parties shall discuss to sign a specific technology license contract in which express stipulations shall be made in respect of the technology to license, method for license usage, technology license fees and the payment.

5.    Technical Service

5.1 Except the circumstances as set out in Article 2.2 or Article 2.3 of this Agreement, any technical service (including but not limited to, technical support, technical training, technical consulting, etc.; for details see Appendix I (Technical Service Content) of this Agreement) as required during the course of business operated by Party B shall be rendered by Party A on an exclusive basis, and Party A shall make best endeavors to supply to Party B relevant technical service as required in the course of business of Party B.

5.2 Party B must provide Party A all necessary service for Party A’s technical services, including but not limited to:

5.2.1 urge its employees to take proper, reasonable due diligence when using and operating the system and the equipment;

5.2.2 inform Party A without any delay of any circumstance that may affect the business operation of Party B;

5.2.3 allow Party A and its authorized persons to access any site owned or rented by Party B that stores any system or equipment relating to its business operation at any reasonable time;

5.2.4 provide any other necessary service.

5.3 The parties agree that, if necessary, they will enter into the technical service agreement in respect of the detailed contents of various technical services during the term of this Agreement, in which the items of various technical services, service method, technical personnel etc. will be stipulated or adjusted accordingly under the framework of this Agreement.

5.4 For technical services provided by Party A, both parties agree that the technical service fee shall be based on the quantity of work performed which is measured by time costs incurred by Party A’s engineers. The time cost are as below:

5.4.1 Technical services provided by senior engineer of Party A are charged and paid at RMB4,000 per hour per head;

5.4.2 Technical services provided by middle-level engineer of Party A are charged and paid at RMB2,000 per hour per head;

5.4.3 Technical services provided by junior engineer of Party A are charged and paid at RMB1,000 per hour per head;

5.5 Within the first five working days of each month, Party A shall base on the work hours performed by its engineers during the preceding month and the time costs as set out in this Agreement calculate the technical service fees and issue billing statement to Party B. The billing statement shall contain the number of hours performed by each class of engineer of Party A. Party B shall pay the technical service fees as stated on the billing statement within three working days after receiving the billing statement.

6.    Equipment Supply

6.1 Except for the circumstances as set out in Article 2.2 or Article 2.3 of this Agreement, any equipment as required in the course of business conducted by Party B shall be supplied by Party A on an exclusively basis or by the supplier appointed by Party A, and the detailed method of supply (including but not limited to lease, sale, transfer, etc.) shall be decided by Party A on its own discretion.

6.2 Both parties shall discuss to sign a detailed equipment transfer or equipment lease agreement in which the method, price, terms and other specific subject regarding equipment supply shall be expressly stipulated.

7.    Payment of Costs

7.1 In respect of the various technical service rendered by Party A to Party B, Party B shall make payment to Party A of costs and expenses in connection with corresponding technology transfer, technology licensing, technical service, equipment, etc.

7.2 For various costs and expenses as described above paid by Party B to Party A, Party A shall issue corresponding invoices to Party B.

7.3 In case that Party A appoints a third party to render technical service to Party B in accordance with provisions herein, in respect of the payment of costs to such third party, Party A may choose either payment method of the following and require Party B to perform:

7.3.1 Party B will pay the costs of technical service to the third party directly;

7.3.2 Party B will pay the costs of technical service to Party A directly and Party A will be responsible for the settlement with such third party.

7.4 To the extent that Party A appoints a third party to provide technical service to Party B pursuant to this Agreement, Party B must indemnify Party A of all economic losses that Party A has suffered arising from any joint and several liability that Party A is to bear for the reason of Party B.

8.    Assets Ownership

8.1 Both parties agree that the ownership of the following assets that come into existence during the process of technical services providing by Party A to Party B shall be entitled to Party A:

8.1.1 texts, photographs, layout designing and any other graphics or information contents created or produced by Party A; except for those the copyrights of which are owned by the third party;

8.1.2 database, software developed by Party A for Party B (Database) and any content of such database;

8.1.3 any other tangible or intangible assets coming or deriving from the process of technical services provided by Party A to Party B subject to this Agreement, except for those owned by Party B with definite evidences.

8.2 Party B recognizes Party A’s ownership of such assets and promises not to claim against any of such assets, and upon request from Party A, shall render any necessary assistance, including, but not limited to, producing the corresponding certificates, if necessary, to clarify the ownership of the aforesaid assets held by Party A.

8.3 Within the cooperation period of both parties, any equipment, technology and software of Party A provided to Party B, except for those that have been transferred to Party B subject to the terms of this Agreement or other written agreements expressly, shall be part of assets owned by Party A and Party B enjoys the right to use such assets during the term of this Agreement only.

9.    Confidentiality

9.1 Either party shall keep any confidential material or information (hereinafter referred to as the “Confidential Information”) of the other party acquired or made available in signing or performing this Agreement confidential and shall not disclose, give or transfer such confidential information to any third party without the consent of the other party.

9.2 Either party shall, upon request of the other party, return to, destroy or dispose otherwise any document, data or software carrying confidential information of the other party, and shall not use such Confidential Information thereafter.

9.3 After termination of this Agreement, obligations of each party under this Agreement shall not cease. Each party shall still abide by the confidentiality clause of this Agreement and perform its obligation of confidentiality until the other party approves release of that obligation or violation of such confidentiality clause of this Agreement will not result in any prejudice to the other party practically.

10.  Payment of Tax

10.1 Both parties shall pay taxes to the concerned taxation authority respectively in accordance with laws and rules and national policies.

10.2 If either party withholds and pays any tax for the other party, the paying party shall deliver the relevant tax payment certificates to the other party, who shall then refund the same amount as that of the tax payment to the paying party within seven (7) days after receiving such certificates.

11.  Representation, Undertaking and Warranty

11.1 Either party represents, undertakes and warrants to the other party the following:

11.1.1 Be a company legally incorporated and existing;

11.1.2 Have all competence and qualifications to conduct the transaction that is within its legally registered business scope prescribed under this Agreement;

11.1.3 Have all authorization and competence to enter into this Agreement and have authorized its representative with sufficient power to sign this Agreement on behalf of such party respectively;

11.1.4 Have capability to perform the obligations under this Agreement and performing such obligations does not constitute any breach of any restriction of legal documents binding upon such party;

11.1.5 Not subject to any liquidation, dissolution or bankruptcy proceeding.

11.2 Party B warrants that during the term of this Agreement, Party B may give Party A 30 days’ prior notice if Party B has any change to its equity structure.

11.3 Party B warrants that it shall not use and copy the trademark, the logo and the company name of Party A or its affiliates without the prior written consent of Party A, except necessary for the work stipulated in this Agreement.

11.4 Party B shall neither conduct at its own nor allow any third party to conduct any action or omission to the technology or any other intellectual property or any other right of Party A.

12.  Liability for Default

12.1 Any breach of any provision of the Agreement directly or indirectly or failure of performance, delay in or inadequately performing, by either party, the obligations hereunder shall constitute a breach of this Agreement. The non-default party (the “Non-default Party”) shall have the right to request the default party (the “Default Party”) by written notice to make remedies of its breach and take sufficient, effective and timely measures to eliminate the results caused by such breach and indemnify the Non-default Party of the losses arising from such breach of the Default Party.

12.2 After any breach occurs, the Non-default Party shall, in its reasonable and objective judgment, holds that the breach has resulted in impossibility or unfairness for the Non-default Party to perform the relevant obligations under this Agreement, have the right to discontinue its relevant obligations under this Agreement by written notice to the Default Party until the Default Party terminate its breach and take sufficient, effective and timely measures to eliminate the results caused by such breach and indemnify the Non-default Party of the losses arising from such breach of the Default Party.

12.3 The losses indemnified by the Non-default Party to the Default Party shall include any direct economic losses and any predictable indirect losses and additional expenses suffered by the Non-default Party arising from any breach by the Default Party, including but not limited to legal costs, action and arbitration fees, financial expenses, travel expenses, etc.

13.  Force Majeure

13.1 “Force Majeure” shall mean any event out of the reasonable control of the parties, non-foreseeable, or unavoidable even has been foreseen and such event hinders, affects or delays performance by either party of all or part of its obligations according to this Agreement, including, but not limit to, acts of government, natural disasters, war, hacker attack or any other similar events.

13.2 The party suffering from Force Majeure may suspend performing its relevant obligations under this Agreement that cannot be performed due to Force Majeure until the effect of Force Majeure is eliminated without bearing any liability of breach, provided that, such party shall make its best efforts to overcome such event and mitigate its negative effects.

13.3 The suffering party from Force Majeure shall provide the other party with legal certifications of such event issued by the notary office (or other proper agency) of the area where the event occurs, in case of failure to do so, the other party may request the suffering party to bear any liability for breach according to the provisions of this Agreement.

14.  Effectiveness, Modification and Termination

14.1 This Agreement shall become effective on the date of its being signed and sealed by the authorized representatives of both parties and shall be validity for ten years.

14.2 Unless otherwise expressly provided herein, Party A shall have the right to terminate this Agreement immediately at its own discretion by written notice at any time, in case that any of the following circumstances occurs to Party B:

14.2.1 Party B breaches this Agreement, and have not corrected its breach or take sufficient, effective and timely measures to eliminate the results caused by such breaching and indemnify Party A of the losses arising from such breach of the Party B, within thirty (30) days after the date of notice by Party A;

14.2.2 Party B goes bankrupt or enters into a liquidation proceeding and such proceeding is not withdrawn within seven (7) days;

14.2.3 Party B cannot perform this Agreement for over twenty (20) days due to Force Majeure.

14.3 Notwithstanding the aforesaid provisions, Party B agrees that Party A shall have the right to terminate this Agreement at any time by twenty (20) days written notice without any reason. Party B shall not terminate this Agreement during the term of this Agreement other than according to the provisions herein.

14.4 Earlier termination of this Agreement shall not release either party from performing its rights and obligation that has come into existence prior to such termination.

15.  Serve of Notice

15.1 Any notice required relating to this Agreement from one party to the other party shall be in writing and then sent by person, by fax, telex, teletex or email, or prepaid registered mail, express mail, which shall be deemed as being served on the date when sent by person, by fax, by telex or email or on the third day after being sent by prepaid registered mail or express mail.

15.2 Unless one Party notifies the other Party to change the contact information in writing, all notices relating to this Agreement shall be sent according to the following contact information:

Party A：Weibo Internet Technology (China) Co., Ltd.

Address：2nd Floor, Sina Headquarter, Plot N-1, N-2, Phase II (western expansion) of Zhongguancun Software Park, Dongbeiwang W. Road, Haidian District, Beijing

Party B：Beijing Weimeng Chuangke Investment Management Co., Ltd.

Address：Room 521, 5th Floor, Sina Headquarter, Plot N-1, N-2, Phase II (western expansion) of Zhongguancun Software Park, Dongbeiwang W. Road, Haidian District, Beijing

16.  Settlement of Disputes

16.1 The parties shall settle disputes in good faith regarding interpretation and performance of any provisions of this Agreement by consultation.

16.2 The dispute failed to be resolved by consultation shall be referred to the China International Economic and Trade Arbitration Committee for arbitration according to its arbitration rules in force. The place of arbitration shall be in Beijing; and the language used in arbitration shall be Chinese. The award of arbitration shall be final and binding upon both parties.

16.3 The PRC laws shall be governed for the conclusion, validity, implementation, interpretation and dispute resolution of this Agreement.

17.  Miscellaneous

17.1 This Agreement is made in duplicate, and each party holds one copy, which are equally authentic.

17.2 Headings contained in this Agreement are for convenience only and shall not impose any effect upon interpretation of any provisions of this Agreement.

17.3 Both parties may make amendments and supplements to this Agreement in written form, which shall be part of this Agreement with equal legal force.

17.4 If any provision of this Agreement is entirely or partially invalid or unenforceable for the reason of violating laws or government regulations or other reasons, the affected part of such provision shall be deemed as deleted. But deleting the affected part of such provision shall not impose any effect upon the legal effect of other part of such provision and other provisions of this Agreement. The parties shall negotiate and make new provision to replace such invalid or unenforceable provision.

17.5 Unless otherwise stipulated, failure of or deferred exercise by either party of any rights, power or privilege under this Agreement shall not be deemed as waiver of such rights, power or privilege. Neither single nor partial exercise of any rights, power or privilege shall hinder the exercise of other rights, power or privilege.

17.6 This Agreement constitutes the entire agreement concluded by the parties regarding to the subject matters of cooperation program and shall supersede any previous or present, verbal or written agreements concluded by the parties regarding such subject matters of cooperation program. Unless otherwise expressly provided herein, there exist no any other expressed or implied obligations or covenants between the parties.

17.7 The parties may negotiate otherwise in respect of any other issues not covered by this Agreement.

Party A Weibo Internet Technology (China) Co., Ltd.

Authorized Representative: /s/ Weibo Internet Technology (China) Co., Ltd.

Party B Beijing Weimeng Chuangke Investment Management Co., Ltd.

Authorized Representative: /s/ Beijing Weimeng Chuangke Investment Management Co., Ltd.

Appendix I: Contents of Technical Service

Both parties agree that the contents of the technical service specified by this Agreement shall include, but not limited to, the following:

1.    Technical Support

1.1 Party A agrees to serve as the technical service supplier and render the technical service as required to party B subject to terms and conditions of this Agreement, including, but not limited to the following：

1.1.1 development, update and upgrade of software;

1.1.2 technical development and maintenance of database;

1.1.3 technical design and development of system;

1.1.4 installation, operation and debugging of system software;

1.1.5 daily maintenance of system software;

1.1.6 modification and upgrade service of software.

2.    Technical Training

2.1 Party A agrees to provide the following training service to party B and its staffs:

2.1.1 skill training for installation and operation of the equipment and facilities;

2.1.2 training service for customers service or technical or other matter;

2.1.3 training for application of online editing software.

3.    Technical Consultation

3.1 Provide consultation service for the purchase of equipment and software and hardware system required for daily business conducted Party B, including, but not limited to technical advice for selection, systematic installation and debugging of various facilities, applications and technical platform as well as selection and purchase, model and performance of associated hardware facilities and equipment.

3.2 In relation to technology project specified by party B, Party A agrees to provide technical consultation service including technical verification, technical forecast, technical investigation for specific subject, report of analysis and assessment to party B.

3.3 Provide technical consultation for application of network software, hardware, equipment and online editing software of the system set or to be set by party B.

3.4 Provide the following information to party B: domestic, oversea and party B’s network service including investigation, analysis and assessment report of trend, technology, cost and income of special network service.

3.5 Party B may make problem inquiry or function consultation on specific technical problems through Email, telephone, fax and the engineers of party A shall assist Party B to settle such problems for clients.

3.6 In case of any emergency out of control of Party B, the engineers of Party A may, with consent of Party A, have a remote logging into the system to inspect system status and solve problems.

3.7 Party A may within its capacity meet the requirements of other technical consultations proposed by party B.

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